www.genpt.com

News Release

October 21, 2021

FOR IMMEDIATE RELEASE

Genuine Parts Company
Reports Third Quarter 2021 Results

•Sales of $4.8 billion, Up 10.3%
•Diluted EPS from Continuing Operations $1.59
•Adjusted Diluted EPS from Continuing Operations $1.88, Up 15% and a New Record
•Returned Capital to Shareholders via Dividends and Share Repurchases
•Strengthened Balance Sheet and Strong Cash Flow
•Raises 2021 Outlook for Revenue Growth, Diluted EPS, Adjusted Diluted EPS and Free Cash Flow

ATLANTA - Genuine Parts Company (NYSE: GPC) announced today its results for the third quarter and nine months ended September 30, 2021.

“We are pleased to report strong financial results in the third quarter, as the combination of our growth initiatives and the global market recovery drove positive sales trends, gross margin gains and improved operational efficiencies. Consistent execution of our strategic priorities also led to margin expansion and a second consecutive quarter of record earnings. The GPC team was largely able to manage through supply chain disruptions, allowing us to deliver quality customer service. In addition, we further improved our balance sheet and generated strong cash flow which allows for the ongoing deployment of capital for growth and productivity investments, bolt-on acquisitions, the dividend and share repurchases,” said Paul Donahue, Chairman and Chief Executive Officer of Genuine Parts Company.

Third Quarter 2021 Results

Sales were $4.8 billion, a 10.3% increase compared to $4.4 billion in the same period of the prior year. The improvement is attributable to a 7.6% increase in comparable sales, a 1.8% benefit from acquisitions and a 0.9% net favorable impact of foreign currency and other.

Net income from continuing operations was $228.6 million, or a diluted earnings per share of $1.59. This compares to net income from continuing operations of $232.9 million, or $1.61 per diluted share in the prior year period. The Company's adjusted net income from continuing operations was $270.5 million, an increase of 14% as compared to $236.8 million a year ago. On a per share diluted basis, adjusted net income from continuing operations was $1.88, an increase of 15% compared to $1.63 per diluted share last year1.

————————————————
1 Adjusted net income from continuing operations, adjusted diluted net income from continuing operations per common share and free cash flow referred in this press release are non-GAAP financial measures. Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

“The positive momentum in our Automotive and Industrial operations is encouraging," Mr. Donahue said. "As expected, our Automotive sales comparisons normalized to the mid- to high-single digit range, with our U.S. Automotive business generating the strongest growth among our regional operations. Industrial posted very strong sales growth, generating mid-teen sales comps for the second consecutive quarter, as the industrial economy continues its steady rebound. We also produced our 16th consecutive quarter of gross margin expansion and took additional steps towards a more productive operating structure.”

Third Quarter 2021 Segment Highlights

Automotive Parts Group

Sales for the Automotive Group were $3.2 billion in the third quarter, up 8.2% from 2020 and representing 66% of total Company revenues. The improvement was due to a 4.8% global increase in comparable sales, a 2.4% benefit from acquisitions and a 1.0% net favorable impact of foreign currency and other. Segment profit of $281.2 million was up 5.6% and the profit margin was 8.8% compared to 9.0% in the same period of 2020.

Industrial Parts Group

Sales for the Industrial Parts Group were $1.6 billion, up 14.5% from 2020 and representing 34% of total Company revenues. The improvement reflects a 13.4% increase in comparable sales, a 0.8% favorable impact from foreign currency and a 0.3% benefit from acquisitions. Segment profit of $165.8 million was up 31.9% and the profit margin was 10.3% compared to 8.9% in 2020, up 140 basis points.

Nine Months 2021 Results

Sales from continuing operations for the nine months ended September 30, 2021 were $14.1 billion, a 14.5% increase from $12.3 billion for the same period in 2020. Net income from continuing operations for the nine months was $642.8 million, or $4.44 per diluted share. The Company's adjusted net income from continuing operations was $740.8 million, or $5.12 per diluted share, an increase of 36% compared to $3.76 per diluted share last year1.

Balance Sheet Cash Flow and Capital Allocation

The Company generated cash flow from continuing operations of $1.0 billion during the nine months ended September 30, 2021. The Company used $239.9 million in cash for investing activities, including $142.6 million in acquisitions and other investing activities and $138.2 million for capital expenditures in the nine months September 30, 2021. Cash used for financing activities for the nine months ended September 30, 2021 was $818.7 million, and $633.2 million of this was returned to shareholders, including $349.3 million in dividends and $283.9 million in share repurchases. Free cash flow was $870.0 million for the nine months September 30, 20211.

The Company ended the quarter with $2.4 billion in total liquidity, consisting of $1.5 billion availability on the revolving credit facility and $919.1 million in cash and cash equivalents.

————————————————
1 Adjusted net income from continuing operations, adjusted diluted net income from continuing operations per common share and free cash flow referred in this press release are non-GAAP financial measures. Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

“Through nine months in 2021, we are pleased with our progress in driving profitable growth, strong cash flow and shareholder value. As we look ahead, the Company is well-positioned with the financial strength and flexibility to pursue strategic growth opportunities via investments in organic and acquisitive growth, while also returning capital to shareholders through the dividend and share repurchases. We are optimistic for the continued recovery in our Automotive and Industrial segments and improving fundamentals, and we are confident in our strategic plans to deliver long-term growth and margin expansion,” Mr. Donahue said.

2021 Outlook

In consideration of several factors, the Company is updating its full-year 2021 guidance previously provided in its earnings release on July 22, 2021. The Company considered its recent business trends and financial results, current growth plans, strategic initiatives, global economic outlook and the continued uncertainty of COVID-19 and its potential impact on our results.

For the Year Ending December 31, 2021
	Current Outlook	Previous Outlook
Total sales growth	12% to 13%	10% to 12%
Automotive sales growth	14% to 15%	11% to 13%
Industrial sales growth	10% to 11%	6% to 8%
Diluted earnings per share	$5.92 to $5.97	$5.81 to $5.96
Adjusted diluted earnings per share	$6.60 to $6.65	$6.20 to $6.35
Effective tax rate	Approx. 25%	Approx. 25%
Net cash provided by operating activities	$1.2 billion to $1.4 billion	$1.2 billion to $1.4 billion
Free cash flow	$950 million to $1.15 billion	$900 million to $1.1 billion

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These items include adjusted net income from continuing operations, adjusted diluted net income from continuing operations per common share and free cash flow. The Company believes that the presentation of adjusted net income from continuing operations, adjusted diluted net income from continuing operations per common share and free cash flow, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company considers these metrics useful to investors because they provide greater transparency into management’s view and assessment of the Company’s ongoing operating performance by removing items management believes are not representative of our continuing operations and may distort our longer-term operating trends. We believe these measures are useful and enhance the comparability of our results from period to period and with our competitors, as well as show ongoing results from operations distinct from items that are infrequent or not associated with the Company’s core operations. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures as superior to, in isolation from, or as a substitute for, GAAP financial information. The Company has included a reconciliation of this additional information to the most comparable GAAP measure following the financial statements below.

Comparable Sales

Comparable sales is a key metric that refers to period-over-period comparisons of our sales excluding the impact of acquisitions, foreign currency and other. The Company considers this metric useful to investors because it provides greater transparency into management’s view and assessment of the Company’s core ongoing operations. This is a metric that is widely used by analysts, investors and competitors in our industry, although our calculation of the metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter. A supplemental earnings deck will also be available for reference. Interested parties may listen to the call and view the supplemental earnings deck on the Company’s website at http://genuineparts.investorroom.com. The call is also available by dialing 877-407-0789, conference ID 13723410. A replay will also be available on the Company’s website or at 844-512-2921, conference ID 13723410, two hours after the completion of the call.

About Genuine Parts Company

Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive and industrial replacement parts. The Company's Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the United Kingdom (“U.K.”), Ireland, Germany, Poland, the Netherlands and Belgium. The Company's Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. In total, the Company serves its global customers from an extensive network of more than 10,000 locations in 15 countries. Genuine Parts Company had 2020 revenues of $16.5 billion. Further information is available at www.genpt.com.

Investor Contact:	Media Contact:
Sid Jones (678) 934-5628	Heather Ross (678) 934-5220
Senior Vice President - Investor Relations	Senior Director - Strategic Communications

Forward Looking Statements

Some statements in this release, as well as in materials the Company files with the Securities and Exchange Commission (SEC), release to the public or make available on the Company's website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” or similar expressions are intended to identify such forward-looking statements. These forward-looking statements include the Company's view of business and economic trends for the remainder of the year, the Company's ability to execute our strategic priorities and capitalize in light of these business and economic trends, and the updated full-year 2021 financial guidance for the Company provided above. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking.

The Company cautions that all forward-looking statements involve risks and uncertainties, and while the Company believes that its expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, the extent and duration of the disruption to the Company's business operations caused by the global health crisis associated with the COVID-19 pandemic, including the effects on the financial health of the Company's business partners and customers, on supply chains and the Company's suppliers, on vehicle miles driven as well as other metrics that affect the Company's business, and on access to capital and liquidity provided by the financial and capital markets; the Company’s ability to maintain compliance with its debt covenants; the Company's ability to successfully integrate acquired businesses into the Company's operations and to realize the anticipated synergies and benefits; the Company's ability to successfully implement its business initiatives in its two business segments; slowing demand for the Company's products; the ability to maintain favorable supplier arrangements and relationships; disruptions in global supply chains and in the operations of the Company's suppliers, including as a result of the impact of COVID-19 on our suppliers and our supply chain; changes in national and international legislation or government regulations or policies, including changes to import tariffs, environmental and social policy, infrastructure programs and privacy legislation, and their impact to the Company and its suppliers and customers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs) or deflation and the U.K.'s exit from the European Union, and the unpredictability of the impact following such exit; changes in tax policies; volatile exchange rates; volatility in oil prices; significant cost increases, such as rising fuel and freight expenses; the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in the Company's disclosure controls and procedures and internal controls over financial reporting, including as a result of the work from home environment; the uncertainties and costs of litigation; disruptions caused by a failure or breach of the Company's information systems, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2020 and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no duty to update any forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the SEC.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2021	2020	2021	2020
Net sales	$4,818,849	$4,370,086	$14,067,301	$12,285,839
Cost of goods sold	3,108,082	2,842,020	9,126,614	8,079,108
Gross profit	1,710,767	1,528,066	4,940,687	4,206,731
Operating expenses:
Selling, administrative and other expenses	1,338,768	1,140,156	3,883,241	3,254,442
Depreciation and amortization	72,121	69,097	218,377	203,084
Provision for doubtful accounts	4,284	5,633	14,230	23,452
Restructuring costs	—	10,968	—	39,009
Goodwill impairment charge	—	—	—	506,721
Total operating expenses	1,415,173	1,225,854	4,115,848	4,026,708
Non-operating (income) expenses:
Interest expense	14,958	25,788	50,127	72,218
Other	(18,338)	(21,241)	(79,728)	(46,017)
Total non-operating (income) expenses	(3,380)	4,547	(29,601)	26,201
Income before income taxes	298,974	297,665	854,440	153,822
Income taxes	70,389	64,747	211,649	162,059
Net income (loss) from continuing operations	228,585	232,918	642,791	(8,237)
Net loss from discontinued operations	—	(5,387)	—	(192,069)
Net income (loss)	$228,585	$227,531	$642,791	$(200,306)
Dividends declared per common share	$0.8150	$0.7900	$2.4450	$2.3700
Basic earnings (loss) per share:
Continuing operations	$1.60	$1.61	$4.47	$(0.06)
Discontinued operations	—	(0.03)	—	(1.33)
Basic earnings (loss) per share	$1.60	$1.58	$4.47	$(1.39)
Diluted earnings (loss) per share:
Continuing operations	$1.59	$1.61	$4.44	$(0.06)
Discontinued operations	—	(0.04)	—	(1.33)
Diluted earnings (loss) per share	$1.59	$1.57	$4.44	$(1.39)

Weighted average common shares outstanding	142,871	144,273	143,826	144,528
Dilutive effect of stock options and non-vested restricted stock awards	718	762	796	—
Weighted average common shares outstanding – assuming dilution	143,589	145,035	144,622	144,528

GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Net sales:
Automotive	$3,204,534	$2,960,379	$9,353,998	$8,038,863
Industrial	1,614,315	1,409,707	4,713,303	4,246,976
Total net sales	$4,818,849	$4,370,086	$14,067,301	$12,285,839
Segment profit:
Automotive	$281,150	$266,124	$807,586	$627,608
Industrial	165,754	125,620	441,459	348,481
Total segment profit	446,904	391,744	1,249,045	976,089
Interest expense, net	(14,167)	(25,221)	(47,853)	(69,965)
Intangible asset amortization	(25,311)	(24,223)	(78,239)	(70,219)
Corporate expense	(47,389)	(33,379)	(130,029)	(117,053)
Other unallocated costs (1)	(61,063)	(11,256)	(138,484)	(565,030)
Income before income taxes from continuing operations	$298,974	$297,665	$854,440	$153,822
(1)The following table presents a summary of the other unallocated costs:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Other unallocated costs:
Loss on software disposal (2)	$(61,063)	$—	$(61,063)	$—
Product liability damages award (3)	—	—	(77,421)	—
Goodwill impairment charge (4)	—	—	—	(506,721)
Restructuring costs (5)	—	(10,968)	—	(39,009)
Realized currency loss (6)	—	—	—	(11,356)
Gain on insurance proceeds related to SPR Fire (7)	—	—	—	13,448
Transaction and other costs (8)	—	(288)	—	(21,392)
Total other unallocated costs	$(61,063)	$(11,256)	$(138,484)	$(565,030)
(2)Adjustment reflects a loss on an internally developed software project that was disposed of due to a change in management strategy related to advances in alternative technologies.
(3)Adjustment reflects damages reinstated by the Washington Supreme Court order on July 8, 2021 in connection with a 2017 automotive product liability claim.
(4)Adjustment reflects the 2020 goodwill impairment charge related to the Company's European reporting unit.
(5)Adjustment reflects restructuring costs related to the execution of the 2019 Cost Savings Plan. The costs are primarily associated with severance and other employee costs, including a voluntary retirement program, and facility and closure costs related to the consolidation of operations.
(6)Adjustment reflects realized currency losses related to divestitures.
(7)Adjustment reflects insurance recoveries in excess of losses incurred on inventory, property, plant and equipment and other fire-related costs related to the S.P. Richards Headquarters and Distribution Center.
(8)Adjustment reflects $8.5 million of incremental costs associated with COVID-19 for the nine months ended September 30, 2020 and costs associated with certain divestitures. COVID-19 related costs include incremental costs incurred relating to fees to cancel marketing events and increased cleaning and sanitization materials, among other things.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share and per share data)	September 30, 2021	September 30, 2020
Assets
Current assets:
Cash and cash equivalents	$919,097	$900,123
Trade accounts receivable, less allowance for doubtful accounts (2021 – $44,807; 2020 – $46,885)	1,888,253	1,952,225
Merchandise inventories, net	3,748,418	3,419,383
Prepaid expenses and other current assets	1,226,416	1,103,554
Total current assets	7,782,184	7,375,285
Goodwill	1,890,821	1,829,946
Other intangible assets, less accumulated amortization	1,409,886	1,449,446
Deferred tax assets	43,726	67,594
Property, plant and equipment, less accumulated depreciation (2021 – $1,315,825; 2020 – $1,357,013)	1,107,374	1,141,419
Operating lease assets	1,040,724	1,024,453
Other assets	700,223	587,318
Total assets	$13,974,938	$13,475,461

Liabilities and equity
Current liabilities:
Trade accounts payable	$4,819,084	$4,030,319
Current portion of debt	—	206,335
Dividends payable	116,356	113,983
Other current liabilities	1,601,883	1,626,061
Total current liabilities	6,537,323	5,976,698
Long-term debt	2,432,539	2,700,616
Operating lease liabilities	781,750	779,468
Pension and other post–retirement benefit liabilities	254,727	248,488
Deferred tax liabilities	222,467	214,738
Other long-term liabilities	549,574	520,680
Equity:
Preferred stock, par value – $1 per share; authorized – 10,000,000 shares; none issued	—	—
Common stock, par value – $1 per share; authorized – 450,000,000 shares; issued and outstanding – 2021 – 142,503,493 shares; 2020 – 144,289,653 shares	142,503	144,290
Additional paid-in capital	118,223	113,249
Retained earnings	3,995,537	3,923,113
Accumulated other comprehensive loss	(1,073,086)	(1,166,572)
Total parent equity	3,183,177	3,014,080
Noncontrolling interests in subsidiaries	13,381	20,693
Total equity	3,196,558	3,034,773
Total liabilities and equity	$13,974,938	$13,475,461

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2021	2020
Operating activities:
Net income (loss)	$642,791	$(200,306)
Net loss from discontinued operations	—	(192,069)
Net income (loss) from continuing operations	642,791	(8,237)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	218,377	203,084
Loss on software disposal	61,063	—
Share-based compensation	20,841	16,274
Excess tax (benefits) deficiencies from share-based compensation	(6,667)	375
Goodwill impairment charge	—	506,721
Realized currency and other divestiture losses	—	11,356
Changes in operating assets and liabilities	71,791	697,611
Net cash provided by operating activities from continuing operations	1,008,196	1,427,184
Investing activities:
Purchases of property, plant and equipment	(138,206)	(105,428)
Proceeds from sale of property, plant and equipment	24,184	11,675
Proceeds from divestitures of businesses	16,687	382,737
Acquisitions of businesses and other investing activities	(142,567)	(59,062)
Net cash (used in) provided by investing activities from continuing operations	(239,902)	229,922
Financing activities:
Proceeds from debt	242,332	1,888,622
Payments on debt	(403,126)	(2,466,031)
Share-based awards exercised	(19,398)	(1,754)
Dividends paid	(349,293)	(339,294)
Purchases of stock	(283,886)	(95,719)
Other financing activities	(5,353)	(15,032)
Net cash used in financing activities from continuing operations	(818,724)	(1,029,208)
Cash flows from discontinued operations:
Net cash provided by operating activities from discontinued operations	—	13,323
Net cash used in investing activities from discontinued operations	—	(11,131)
Net cash provided by financing activities from discontinued operations	—	—
Net cash provided by discontinued operations	—	2,192
Effect of exchange rate changes on cash and cash equivalents	(20,639)	(6,959)
Net (decrease) increase in cash and cash equivalents	(71,069)	623,131
Cash and cash equivalents at beginning of period	990,166	276,992
Cash and cash equivalents at end of period	$919,097	$900,123

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME (LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME FROM CONTINUING OPERATIONS AND GAAP DILUTED NET INCOME (LOSS) FROM CONTINUING OPERATIONS PER COMMON SHARE TO ADJUSTED DILUTED NET INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
GAAP net income (loss) from continuing operations	$228,585	$232,918	$642,791	$(8,237)

Adjustments:
Loss on software disposal (1)	61,063	—	61,063	—
Product liability damages award (2)	—	—	77,421	—
Goodwill impairment charge (3)	—	—	—	506,721
Restructuring costs (4)	—	10,968	—	39,009
Realized currency loss (5)	—	—	—	11,356
Gain on insurance proceeds related to SPR Fire (6)	—	—	—	(13,448)
Transaction and other costs (7)	—	288	—	21,392
Total adjustments	61,063	11,256	138,484	565,030
Tax impact of adjustments	(19,167)	(7,423)	(40,489)	(12,733)
Adjusted net income from continuing operations	$270,481	$236,751	$740,786	$544,060

The table below represent amounts per common share assuming dilution:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2021	2020	2021	2020
GAAP net income (loss) from continuing operations	$1.59	$1.61	$4.44	$(0.06)

Adjustments:
Loss on software disposal (1)	0.42	—	0.42	—
Product liability damages award (2)	—	—	0.54	—
Goodwill impairment charge (3)	—	—	—	3.51
Restructuring costs (4)	—	0.07	—	0.26
Realized currency loss (5)	—	—	—	0.08
Gain on insurance proceeds related to SPR Fire (6)	—	—	—	(0.09)
Transaction and other costs (7)	—	—	—	0.15
Total adjustments	0.42	0.07	0.96	3.91
Tax impact of adjustments	(0.13)	(0.05)	(0.28)	(0.09)
Adjusted diluted net income from continuing operations per common share	$1.88	$1.63	$5.12	$3.76
Weighted average common shares outstanding – assuming dilution	143,589	145,035	144,622	144,528

The table below clarifies where the items that have been adjusted above to improve comparability of the financial information from period to period are presented in the condensed consolidated statements of income (loss).

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Cost of goods sold	$—	$604	$—	$13,495
Selling, administrative and other expenses	61,063	—	138,484	8,213
Goodwill impairment charge	—	—	—	506,721
Restructuring costs	—	10,968	—	39,009
Non-operating (income) expenses: Other	—	(316)	—	(2,408)
Total adjustments	$61,063	$11,256	$138,484	$565,030

(1)Adjustment reflects a loss on an internally developed software project that was disposed of due to a change in management strategy related to advances in alternative technologies.
(2)Adjustment reflects damages reinstated by the Washington Supreme Court order on July 8, 2021 in connection with a 2017 automotive product liability claim.
(3)Adjustment reflects the 2020 goodwill impairment charge related to the Company's European reporting unit.
(4)Adjustment reflects restructuring costs related to the execution of the 2019 Cost Savings Plan. The costs are primarily associated with severance and other employee costs, including a voluntary retirement program, and facility and closure costs related to the consolidation of operations.
(5)Adjustment reflects realized currency losses related to divestitures.
(6)Adjustment reflects insurance recoveries in excess of losses incurred on inventory, property, plant and equipment and other fire-related costs related to the S.P. Richards Headquarters and Distribution Center.
(7)Adjustment reflects $8.5 million of incremental costs associated with COVID-19 for the nine months ended September 30, 2020 and costs associated with certain divestitures. COVID-19 related costs include incremental costs incurred relating to fees to cancel marketing events and increased cleaning and sanitization materials, among other things.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CHANGE IN NET SALES SUMMARY
(UNAUDITED)

	Three Months Ended September 30, 2021
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	4.8%	2.4%	1.5%	(0.5)%	8.2%
Industrial	13.4%	0.3%	0.8%	—%	14.5%
Total Net Sales	7.6%	1.8%	1.3%	(0.4)%	10.3%

	Nine Months Ended September 30, 2021
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	10.7%	1.8%	4.7%	(0.8)%	16.4%
Industrial	8.9%	0.6%	1.5%	—%	11.0%
Total Net Sales	10.0%	1.3%	3.6%	(0.4)%	14.5%

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2021	2020
Net cash provided by operating activities from continuing operations	$1,008,196	$1,427,184
Purchases of property, plant and equipment	(138,206)	(105,428)
Free Cash Flow	$869,990	$1,321,756

For the Year Ending December 31, 2021
	Current Outlook	Previous Outlook
Net cash provided by operating activities from continuing operations	$1.2 billion to $1.4 billion	$1.2 billion to $1.4 billion
Purchases of property, plant and equipment	Approximately $250 million	Approximately $300 million
Free Cash Flow	$950 million to $1.15 billion	$900 million to $1.1 billion